Zumiez Inc. Reports May 2010 Sales Results

Net Sales Increased 12.1% to $26.3 Million; May 2010 Comparable Store Sales Increased 7.1%

EVERETT, WA -- (Marketwire - June 02, 2010) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 29, 2010 increased 12.1% to $26.3 million, compared to $23.5 million for the four-week period ended May 30, 2009. The company's comparable store sales increased 7.1% for the four-week period, versus a comparable store sales decrease of 20.7% in the year ago period.

To hear the Zumiez prerecorded May sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of May 29, 2010 we operate 384 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Company Contact:
Trevor Lang
Chief Financial Officer & Chief Administrative Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Investor Contact:
ICR
Chad Jacobs/Brendon Frey
(203) 682-8200